Exhibit 99.1

For release Thursday, April 20

4:00 p.m. Eastern

HouseValues Raises 2006 Q1 Outlook

KIRKLAND, Wash. – April 20, 2006 – HouseValues, Inc. (NASDAQ: SOLD) today raised its outlook for the first quarter of 2006 as a result of better than expected progress in its mortgage business as well as continued strong demand for its real estate marketing services.

HouseValues expects revenue in the first quarter of 2006 to be approximately $26.8 million, and Adjusted EBITDA to exceed $4.0 million. These estimates compare to a revenue outlook of $25.5 million to $26.0 million, and an Adjusted EBITDA outlook of $3.0 million to $3.5 million, previously provided on its February 28, 2006 fourth quarter earnings call.

“Our strong first quarter revenue reflects progress in The Loan Page as well as the first quarter of revenue from HomePages,” said Ian Morris, chief executive officer of HouseValues Inc. “HouseValues’ first quarter results demonstrate our progress with our investments in new products and towards achieving our 2006 goals.”

In addition, HouseValues today reiterates the full year outlook for 2006 that it previously provided in its fourth quarter earnings call, including full year revenue of between $105.0 million and $115.0 million and Adjusted EBITDA of between $18 million and $20 million.

The company is scheduled to publish detailed first quarter results and host a conference call after market-close on May 9, 2006.

Conference Call

HouseValues will release final first quarter results and host a conference call discussion of them at 4:30 p.m. Eastern Time on May 9, 2006. To listen to the live conference call, please dial 913-981-5520. A live Web cast of the call will be available from the Investor Relations section of the company’s Web site at http://www.housevaluesinc.com and via replay beginning three hours after the completion of the call. An audio replay of the call will also be available to investors beginning 8:00 p.m. ET on Tuesday May 9, 2006, through 11:59 p.m. ET on Wednesday, May 10, 2006. To listen to the audio replay, dial 719-457-0820 and enter the passcode 9659646.

Forward-Looking Statements

This release contains forward looking statements relating to the Company’s anticipated plans, products, services, and financial performance. The words “believe,” “expect,” “anticipate,” “intend” and similar expressions identify forward-looking statements, but their absence does not mean the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in the forward looking statements. Factors that could affect the Company’s actual results include its ability to retain and increase its customer base, to grow its mortgage, HomePages and lead generation businesses, to respond to competitive threats, to manage lead generation and other costs, and to expand into new lines of business. Please refer to the company’s recent filings with the Securities and Exchange Commission on Forms 10-Q and 10-K for a more detailed description of these and other risks that could materially affect actual results. Given these risks and uncertainties, you should not place undue reliance on these forward looking statements. The forward looking statements are made as of today’s date and the Company assumes no obligation to update any such statements to reflect events or circumstances after the date hereof.

Non GAAP Measures

This press release includes a discussion of Adjusted EBITDA, which is a non GAAP financial measure provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “Adjusted EBITDA” refers to a financial measure that is defined as earnings before net interest, income taxes, depreciation, amortization and stock-based compensation. Adjusted EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA as reported by other companies. We believe Adjusted EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate the operating performance of our operations. The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance, and we also use Adjusted EBITDA for planning purposes and in presentations to our board of directors.

About HouseValues Inc.

Founded in 1999, HouseValues Inc. (NASDAQ: SOLD) provides consumers and real estate professionals with the information and tools they need for success throughout the home buying and selling process. The company’s flagship consumer products include HomePages.com™, a lifestyle and neighborhood-centric home buying and selling service; TheLoanPage.com, a service that provides current and prospective home owners with competitive mortgage and refinance quotes from leading lenders; HouseValues.com®, a service that provides home sellers with market valuations of their current home; and JustListed.com™, a service that alerts home buyers as soon as new homes hit the market that meet their criteria. Learn more at www.housevaluesinc.com.

###

For Additional Information:

Investors Only:

Mark Lamb

Director of Investor Relations

HouseValues, Inc.

425-952-5801

markl@housevalues.com

Press Only:

Hugh Siler

Siler & Company for HouseValues, Inc.

949-646-6966

hugh@silerpr.com

SOLD: FINANCIAL